EXHIBIT 11


SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE


                                                                          THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                                DECEMBER 31,                     DECEMBER 31,
                                                                       1996             1995                1996           1995
                                                                       ----             ----                ----           ----
Net Loss                                                            $  (595,371)     $   (52,605)     $(1,735,220)     $  (462,144)

Weighted average number of common shares equivalent:
Common shares outstanding                                             3,665,395        2,031,280        3,665,395        2,031,280
Common equivalent shares representing shares
issuable upon exercise of stock warrants (1)                                 --               --               --               --
                                                                    -----------      -----------      -----------      -----------
Total weighted average shares-primary                                 3,665,395        2,031,280        3,665,395        2,031,280

Incremental common equivalent shares (calculated
using the higher of end of period or average fair market value)              --               --               --           69,126
                                                                    -----------      -----------      -----------      -----------
           Total weighted average shares - fully diluted              3,665,395        2,031,280        3,665,395        2,100,406

Primary net loss per common and equivalent share                    $     (0.16)     $     (0.03)     $     (0.47)     $     (0.23)

Fully diluted loss per common and equivalent share                  $     (0.16)     $     (0.03)     $     (0.47)     $     (0.22)

Additional adjustment to fully diluted weighted average
shares (2)
           Total weighted average shares - fully diluted              3,665,395        2,031,280        3,665,395        2,077,280
           Common equivalent shares representing shares
           issuable upon exercise of stock warrants (2)                  66,374             --             66,374             --
                                                                    -----------      -----------      -----------      -----------
                     Total weighted average shares - fully
                     diluted as adjusted                              3,731,769        2,031,280        3,731,769        2,077,280


Fully diluted net loss per common and                               $     (0.16)     $     (0.03)     $    (0.46)      $     (0.22)
 equivalent share, as adjusted (2)
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(1) Amount calculated using the treasury stock method and fair market value

(2) This calculation is submitted in accordance with regulation S-K Item
601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

(3) These shares of common stock equivalents were included in the calculation even though they produced an antidilutive effect in accordance with SAB 83.